Exhibit 99.1

Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
ICR, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2010 FOURTH
QUARTER AND FULL-YEAR RESULTS; INCREASES QUARTERLY CASH
DIVIDEND BY 50%
•	Reports Fourth Quarter Earnings per Diluted Share of $0.18 (Including a Net Charge of $0.07 per Diluted Share)

•	Reports Fiscal 2010 Earnings per Diluted Share of $0.94 (Including a Net Charge of $0.07 per Diluted Share)
EL SEGUNDO, Calif., March 1, 2011 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fourth quarter and full year ended January 2, 2011.
As the Company previously reported, net sales for the 13-week fiscal 2010 fourth quarter were $226.7 million, compared to net sales of $237.6 million for the 14-week fourth quarter of fiscal 2009. Same store sales decreased 0.7% for the fourth quarter of 2010 versus the comparable period in the prior year.
As a result of the fiscal year calendar, the fiscal 2010 fourth quarter included 13 weeks and the fiscal 2010 full year included 52 weeks, compared to 14 weeks and 53 weeks for the respective reporting periods in fiscal 2009. For purposes of reporting same store sales comparisons to the prior year, the Company uses comparable 13-week and 52-week periods.
Gross profit for the 13-week fiscal 2010 fourth quarter was $75.8 million, compared to $80.8 million in the 14-week fourth quarter of the prior year. The Company’s gross profit margin was 33.4% in the fiscal 2010 fourth quarter versus 34.0% in the fourth quarter of the prior year. The decrease in gross profit margin was driven primarily by lower merchandise margins of 20 basis points and higher store occupancy costs as a percentage of net sales due largely to new store openings.

Selling and administrative expense as a percentage of net sales was 30.5% in the fiscal 2010 fourth quarter versus 29.4% in the fourth quarter of the prior year, primarily due to higher store-related expenses reflecting an increased store count.
Net income for the fourth quarter of fiscal 2010 was $4.0 million, or $0.18 per diluted share, compared to net income of $6.4 million, or $0.29 per diluted share, for the fourth quarter of fiscal 2009. Results for the fourth quarter of fiscal 2010 include a net pre-tax charge of $2.3 million, or $0.07 per diluted share, for lawsuits previously disclosed in the Company’s filings with the SEC, of which $1.5 million was classified as selling and administrative expense and $0.8 million was classified as a reduction in net sales. Results for the fourth quarter of fiscal 2009 include a net pre-tax charge of approximately $1.0 million, or $0.03 per diluted share, related to legal matters.
For the 52-week fiscal 2010 full year, net sales increased to $896.8 million from net sales of $895.5 million for the 53-week fiscal 2009 full year. Same store sales in fiscal 2010 increased 0.8% versus the comparable period in the prior year. Net income was $20.6 million, or $0.94 per diluted share, for fiscal 2010, compared to net income of $21.8 million, or $1.01 per diluted share, in fiscal 2009. Results for fiscal 2010 include the net charge of $0.07 per diluted share relating to legal matters. Results for fiscal 2009 include the net charge of $0.03 per diluted share relating to legal matters.
“Our business continues to be challenged by the economy in many of our markets, which, along with extreme variances in weather patterns, has created inconsistency in our recent sales trends,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “While we achieved same store sales in the positive low-single-digit range for October and positive mid-single-digit range for November, which included the ‘Black Friday’ weekend, these gains were offset as our sales turned negative over the key three-week gift shopping period preceding Christmas. Following the holiday season, positive sales trends resumed and continued until mid-January as our markets experienced favorable winter weather conditions. However, sales weakened considerably between mid-January and mid-February, as unseasonably warm and dry weather conditions reduced demand for winter products in many of our markets. Our same store sales are currently running down in the low single-digit range for the quarter to date, compared to a mid-single-digit same store sales increase during the same time period last year.”
Mr. Miller continued, “Despite our fourth quarter sales being slightly below expectations, we are pleased to have further strengthened our balance sheet at the end of 2010, as our positive cash flow allowed us to further reduce borrowings under our credit facility by 12% to $48.3 million at year-end compared to the end of fiscal 2009. Our sound financial condition and anticipated continued healthy cash flow has enabled us to enhance shareholder value through the 50 percent dividend increase that we announced today. Although continued uncertainty in the economy and a lack of visibility as to the timing and degree of a recovery has made it difficult to predict consumer demand, we continue to believe that our proven business strategy will positively impact sales, earnings and cash flow, and over the long-term will deliver a solid performance for our shareholders.”
Quarterly Cash Dividend
The Company’s Board of Directors has approved an increase in the Company’s quarterly cash dividend to $0.075 per share of outstanding common stock, for an annual rate of $0.30 per share. Previously, the Company’s quarterly cash dividend was $0.05 per share, for an annual rate of $0.20 per share. The quarterly cash dividend of $0.075 per share of outstanding common stock will be paid on March 22, 2011 to stockholders of record as of March 8, 2011.
Guidance
For the fiscal 2011 first quarter, the Company expects same store sales in the negative low single-digit to positive low single-digit range and earnings per diluted share in the range of $0.15 to $0.22. For comparative purposes, the Company’s earnings per diluted share for the first quarter of fiscal 2010 were $0.23.
Store Openings
During the fourth quarter of fiscal 2010, the Company opened seven new stores, including three relocations of existing stores that have closed in the first quarter of fiscal 2011 or will close later in the year. The Company’s store count at the end of fiscal 2010 increased to 398 stores from 384 stores at the end of fiscal 2009. During the first quarter to date, the Company has opened two new stores, both of which were relocations, and closed two stores that were relocated in late 2010. Excluding stores closed as part of relocations that began last year, the Company currently anticipates opening between 10 and 15 net new stores during fiscal 2011.
Conference Call Information
The Company will host a conference call and audio webcast today, March 1, 2011, at 2:00 p.m. Pacific (5:00 p.m. EST) to discuss financial results for the fiscal 2010 fourth quarter and full year. To access the conference call, participants in North America should dial (888) 378-4361, and international participants should dial (719) 325-2352. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through March 15, 2011 by calling (877) 870-5176; passcode is 7158027.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 396 stores in 12 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and roller sports.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, disruption in product flow, changes in interest rates, credit availability, and higher costs associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the fiscal year ended January 3, 2010 and Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 2010. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	January 2,	January 3,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$5,620	$5,765
Accounts receivable, net of allowances of $201 and $223, respectively	15,000	13,398
Merchandise inventories, net	254,217	230,911
Prepaid expenses	7,588	9,683
Deferred income taxes	9,447	7,723

Total current assets	291,872	267,480

Property and equipment, net	81,333	81,817
Deferred income taxes	12,396	11,327
Other assets, net of accumulated amortization of $69 and $346, respectively	2,322	1,065
Goodwill	4,433	4,433

Total assets	$392,356	$366,122

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$94,818	$85,721
Accrued expenses	64,392	59,314
Current portion of capital lease obligations	1,925	1,904

Total current liabilities	161,135	146,939

Deferred rent, less current portion	24,349	23,832
Capital lease obligations, less current portion	1,569	2,278
Long-term debt	48,313	54,955
Other long-term liabilities	6,264	6,257

Total liabilities	241,630	234,261

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 23,315,832 and 23,050,061 shares, respectively; outstanding 21,832,537 and 21,566,766 shares, respectively	233	230
Additional paid-in capital	97,910	95,259
Retained earnings	73,949	57,738
Less: Treasury stock, at cost; 1,483,295 shares	(21,366)	(21,366)

Total stockholders’ equity	150,726	131,861

Total liabilities and stockholders’ equity	$392,356	$366,122

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Fiscal Quarter Ended(1)		Fiscal Year Ended(1)
	January 2,	January 3,	January 2,	January 3,
	2011	2010	2011	2010

Net sales (2)	$226,711	$237,629	$896,813	$895,542

Cost of sales	150,931	156,790	599,101	597,792

Gross profit (2)	75,780	80,839	297,712	297,750

Selling and administrative expense (2) (3)	69,122	69,874	263,488	260,068

Operating income	6,658	10,965	34,224	37,682

Interest expense	738	582	2,108	2,465

Income before income taxes	5,920	10,383	32,116	35,217

Income taxes	1,966	3,997	11,554	13,406

Net income (2) (3)	$3,954	$6,386	$20,562	$21,811

Earnings per share (2) (3):
Basic	$0.18	$0.30	$0.95	$1.02

Diluted	$0.18	$0.29	$0.94	$1.01

Dividends per share	$0.05	$0.05	$0.20	$0.20

Weighted-average shares of common stock outstanding:
Basic	21,590	21,457	21,552	21,434

Diluted	21,923	21,840	21,890	21,657

(1)	Fiscal 2010 comprised a 13-week fourth quarter and a 52-week fiscal year, whereas fiscal 2009 comprised a 14-week fourth quarter and a 53-week fiscal year.

(2)	In the fourth quarter of fiscal 2010, the Company recorded a net pre-tax charge of $2.3 million, reflecting a legal settlement accrual, of which $0.8 million was classified as a reduction to net sales and $1.5 million was classified as selling and administrative expense. This charge reduced net income in fiscal 2010 by $1.5 million, or $0.07 per diluted share.

(3)	In the fourth quarter of fiscal 2009, the Company recorded a net pre-tax charge of $1.0 million, which reflected a legal settlement accrual offset by proceeds received from the settlement of a lawsuit relating to credit card fees. This charge reduced net income in fiscal 2009 by $0.6 million, or $0.03 per diluted share.